CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment No. 106 to the Registration Statement on Form N-1A of RCB Growth & Income Fund and RCB Small Cap Fund, each a series of Professionally Managed Portfolios, and to the use of our report dated August 4, 2000 on the financial statements and financial highlights of RCB Growth & Income Fund and RCB Small Cap Fund. Such financial statements and financial highlights appear in the 2000 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                                        /s/ Tait, Weller & Baker

                                        TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
OCTOBER 20, 2000